Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Second Quarter of 2019

Financial Highlights
(Amounts in millions except per share data and percentages)

Results for the Quarter Ended June 30	2019	2018	% Δ
Net Sales	$387.0	$393.6	(1.7)%
Segment Profit	$48.5	$31.2	55.4%
Segment Margin	12.5%	7.9%
Net Income	$23.9	$9.9	141.4%
Diluted Earnings Per Share	$1.15	$0.47	144.7%
Adjusted Net Income[1]	$27.4	$15.4	77.9%
Adjusted Diluted Earnings Per Share[1]	$1.32	$0.72	83.3%
Adjusted EBITDA[1]	$61.0	$47.2	29.2%
Adjusted EBITDA Margin[1]	15.8%	12.0%

Results for the Six Months Ended June 30	2019	2018	% Δ
Net Sales	$747.3	$762.4	(2.0)%
Segment Profit	$82.2	$73.3	12.1%
Segment Margin	11.0%	9.6%
Net Income	$37.0	$22.5	64.4%
Diluted Earnings Per Share	$1.78	$1.05	69.5%
Adjusted Net Income[1]	$42.5	$33.4	27.2%
Adjusted Diluted Earnings Per Share[1]	$2.04	$1.56	30.8%
Adjusted EBITDA[1]	$104.1	$98.6	5.6%
Adjusted EBITDA Margin[1]	13.9%	12.9%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C., July 29, 2019 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month and six-month periods ended June 30, 2019.

As previously announced, effective today, Stephen E. Macadam, the company’s Chief Executive Officer and President, has retired from those positions and the board of directors has appointed Marvin A. Riley, the company’s Executive Vice President and Chief Operating Officer, to succeed Mr. Macadam as Chief Executive Officer and President. Mr. Macadam has agreed to serve hereafter as Vice Chairman, to facilitate the transition of the company’s leadership and provide assistance to Mr. Riley, until the end of February 2020, at which time he intends to resign from the board.

CEO Comment
“Overall, I am very pleased with our performance during the second quarter. We experienced a substantial year-over-year increase in profitability that was primarily the result of strength in aftermarket parts and services in Power Systems, productivity improvements and lower warranty charges in Sealing Products, and cost control measures across the company. Total EnPro second quarter segment profit was up 55.4% year-over-year,” said Marvin Riley, Chief Executive Officer.

Mr. Riley continued, “In support of our growth strategy and our commitment to disciplined strategic investment, we recently announced the addition of two businesses to our Sealing Products segment. On July 2, we announced the acquisition of The Aseptic Group, which represents a key step in our strategy to grow in the pharmaceutical and biopharmaceutical industries. On July 22, we announced plans to acquire LeanTeq Co., Ltd., which upon completion will strengthen and expand our existing semiconductor industry presence of $100M+ in revenue, with a primary focus on the aftermarket. Both of these businesses complement our growth strategies in their respective markets and are consistent with our acquisition criteria.”

2019 Outlook and Guidance
“Given our performance in the first half of the year and our outlook for the remainder of the year, we are tightening our full-year adjusted EBITDA guidance to a range of $225 to $229 million. We now expect adjusted diluted earnings per share of $4.45 to $4.59 for the year. Consistent with our guidance policy, we are excluding any anticipated impact from the recently announced LeanTeq transaction because the precise timing for transaction closing is unknown and subject to customary conditions, including regulatory approvals,” said Mr. Riley.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the second quarter, the impact of foreign exchange rate changes subsequent to the end of the second quarter, and environmental and legacy litigation charges.

Sales and Segment Profit
During the second quarter, sales decreased 1.7% compared to the same period of 2018. Growth in engine aftermarket parts and services, aerospace, and mid-stream oil and gas was more than offset by a combination of weakness within Engineered Products, softness in the semiconductor capital equipment and heavy-duty trucking markets, negative translation impact due to the stronger dollar, and the company’s exit from the industrial gas turbine market in 2018. Excluding the impact of foreign exchange translation, sales for the quarter declined by 0.2% compared to the second quarter of 2018.

Segment profit in the second quarter was up 55.4% year-over-year, primarily as a result of strength in aftermarket parts and services in Power Systems, productivity improvements and lower warranty charges due to unusual warranty charges in the prior-year period that did not recur in Sealing Products, and cost control measures across the company. Excluding the impact of costs related to acquisitions, foreign exchange translation, the change in the loss reserve due to foreign exchange on the EDF contract in the Power Systems segment, and restructuring charges, total segment profit increased 33.4% compared to the second quarter of last year.

Capital Allocation
During the second quarter, the company invested $8.8 million in facilities, equipment, and software compared to $14.5 million during the same period of 2018. This excludes $0.7 million of proceeds from the sale of property, plant, and equipment in the second quarter of this year and $25.9 million in the prior year period, which includes the sale of the Oxford industrial gas turbine facility.

The company paid a $0.25 per share quarterly dividend with a total value of $5.2 million. The company also repurchased 194,630 shares at a cost of approximately $12.7 million.

The company recently announced two acquisitions within the Sealing Products segment. On July 2, the company completed the acquisition of The Aseptic Group, a distributor, designer, and manufacturer of sterile fluid transfer products for the pharmaceutical and biopharmaceutical industries. The Aseptic Group will become part of EnPro’s Garlock Family of Companies. On July 22, the company announced plans to acquire LeanTeq Co., Ltd. LeanTeq primarily provides refurbishment services for critical components and assemblies used in state-of-the-art semiconductor equipment. This equipment is used to produce the latest and most technologically advanced microchips for smartphones, autonomous vehicles, high-speed wireless connectivity (5G), artificial intelligence, and other leading-edge applications. Upon completion of the acquisition, LeanTeq will be part of EnPro’s Technetics Group. This transaction, which is subject to customary closing conditions, including regulatory approvals, is expected to close in the fourth quarter of 2019.

Segment Highlights

Sealing Products

•
Sales decreased 6.4% in the second quarter versus the prior-year period due to softness in the semiconductor capital equipment and heavy-duty trucking markets as well as the company’s exit from the industrial gas turbine market in 2018. This decline was partially offset by strength in the aerospace and midstream oil and gas markets. Excluding the impact of foreign exchange translation, sales decreased 5.4% compared to the prior-year period.

•
Segment profit increased 52.3% in the second quarter versus the prior-year period, driven primarily by productivity improvements, cost control measures, lower warranty charges due to unusual warranty charges in the prior-year period that did not recur, and the company’s exit from the industrial gas turbine market in 2018. Excluding the impact of restructuring costs, acquisition-related costs, and unfavorable foreign exchange translation, segment profit increased 37.7% compared to the prior-year period.

Engineered Products

•
Sales decreased 7.5% in the second quarter versus the prior-year period, primarily due to foreign exchange translation and weakness in automotive and general industrial markets. Excluding the impact of foreign exchange translation, sales decreased 3.5% compared to the prior-year period due to the aforementioned reasons.

•
Segment profit decreased 16.5% in the second quarter versus the prior-year period, primarily due to lower sales volume and the impact of foreign exchange translation. Excluding the impact of restructuring costs, acquisition-related costs, and unfavorable foreign exchange translation, segment profit decreased 9.0% compared to the prior-year period.

Power Systems

•
Sales increased 30.0% in the second quarter versus the prior-year period due to strong aftermarket parts and military marine engine sales, partially offset by lower sales to the power generation market.

•
Segment profit increased in the second quarter versus the prior-year period primarily due to the increase in higher-margin aftermarket parts and service sales and reduced SG&A costs. Excluding the impact of foreign exchange on the EDF contract, segment profit increased 150.7%.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, July 30, at 8:30 a.m. Eastern Time to discuss second quarter 2019 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13686472. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, as well as segment adjusted EBITDA and segment adjusted EBITDA margin. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2019 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. These estimates exclude changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the second quarter, the impact of foreign exchange rate changes subsequent to the end of the second quarter, and any litigation or environmental charges. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance, and when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; the impact of fluctuations in relevant foreign currency exchange rates; uncertainties with respect to the timing of the closing of the acquisition of LeanTeq, including when and whether all conditions to closing will be satisfied; uncertainties with respect to the future performance of LeanTeq following its acquisition by EnPro, including the impact of the acquisition on existing customer relationships; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in our pricing policies or the pricing policies of our competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including our most recent Form 10-K, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines, and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at https://www.enproindustries.com.

APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net sales	$387.0	$393.6	$747.3	$762.4
Cost of sales	261.9	277.8	509.1	521.5
Gross profit	125.1	115.8	238.2	240.9
Operating expenses:
Selling, general and administrative	83.8	89.4	171.6	181.5
Other	1.0	4.3	2.4	5.3
Total operating expenses	84.8	93.7	174.0	186.8
Operating income	40.3	22.1	64.2	54.1
Interest expense	(4.5)	(7.3)	(9.7)	(15.5)
Interest income	0.3	0.2	1.0	0.6
Other expense	(1.2)	(1.2)	(2.7)	(0.6)
Income before income taxes	34.9	13.8	52.8	38.6
Income tax expense	(11.0)	(3.9)	(15.8)	(16.1)
Net income	$23.9	$9.9	37.0	$22.5
Basic earnings per share	$1.16	$0.47	$1.79	$1.06
Average common shares outstanding (millions)	20.7	20.9	20.7	21.1
Diluted earnings per share	$1.15	$0.47	$1.78	$1.05
Average common shares outstanding (millions)	20.8	21.1	20.8	21.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars)

	2019	2018
Operating activities
Net income	$37.0	$22.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18.5	19.0
Amortization	17.1	17.7
Deferred income taxes	0.8	(7.5)
Stock-based compensation	3.3	3.5
Other non-cash adjustments	1.6	3.4
Change in assets and liabilities:
Asbestos insurance receivables	1.3	12.3
Accounts receivable, net	8.4	(31.4)
Inventories	(19.2)	(21.4)
Accounts payable	(16.4)	7.1
Other current assets and liabilities	23.3	100.6
Other non-current assets and liabilities	2.3	(16.2)
Net cash provided by operating activities	78.0	109.6
Investing activities
Purchases of property, plant and equipment	(17.0)	(28.1)
Proceeds from sale of property, plant and equipment	1.0	26.3
Other	(2.5)	(2.0)
Net cash used in investing activities	(18.5)	(3.8)
Financing activities
Proceeds from debt	217.7	358.6
Repayments of debt, including premiums to par value	(253.5)	(489.7)
Repurchase of common stock	(14.6)	(49.5)
Dividends paid	(10.6)	(10.3)
Other	(3.4)	(6.6)
Net cash used in financing activities	(64.4)	(197.5)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(4.2)
Net decrease in cash and cash equivalents	(5.3)	(95.9)
Cash and cash equivalents at beginning of period	129.6	189.3
Cash and cash equivalents at end of period	$124.3	$93.4
Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$9.9	$17.0
Income taxes	$(5.3)	$(86.1)

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of June 30, 2019 and December 31, 2018
(Stated in Millions of Dollars)

	2019	2018

Current assets:
Cash and cash equivalents	$124.3	$129.6
Accounts receivable	278.1	286.6
Inventories	252.3	233.1
Income tax receivable	36.5	49.6
Other current assets	40.2	33.2
Total current assets	731.4	732.1
Property, plant and equipment	289.6	301.2
Goodwill	334.7	333.7
Other intangible assets	285.9	297.3
Other assets	83.7	51.5
Total assets	$1,725.3	$1,715.8
Current liabilities:
Current maturities of long-term debt	$0.3	$2.4
Accounts payable	115.0	139.2
Accrued expenses	174.4	150.4
Total current liabilities	289.7	292.0
Long-term debt	427.9	462.5
Other liabilities	131.5	103.6
Total liabilities	849.1	858.1
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	288.8	301.0
Retained earnings	641.3	603.3
Accumulated other comprehensive loss	(52.8)	(45.5)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	876.2	857.7
Total liabilities and equity	$1,725.3	$1,715.8

In January 2019, we adopted a new accounting standard that requires us to recognize an asset and liability for operating leases that were previously not recorded on the balance sheet. We had approximately $30.4 million of assets recorded in other assets, and liabilities of $9.7 million reflected in accrued expenses and $21.2 million in other liabilities at June 30, 2019 that were not required to be recorded at December 31, 2018.

Additionally, in January 2019 we adopted a new accounting standard that allowed for the reclassification of disproportionate income tax effects ("stranded tax effects") resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive loss to retained earnings. We made an adjustment reclassifying a net tax benefit of $11.5 million from accumulated other comprehensive loss to retained earnings.

Income tax receivable, other assets, accrued expenses, other liabilities, and retained earnings at December 31, 2018 reflect revisions to correct immaterial errors related to certain items affecting the provision for income taxes for the year ended December 31, 2018.

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sealing Products	$239.3	$255.7	$463.8	$487.6
Engineered Products	79.0	85.4	158.5	171.3
Power Systems	69.8	53.7	127.1	105.8
	388.1	394.8	749.4	764.7
Less intersegment sales	(1.1)	(1.2)	(2.1)	(2.3)
	$387.0	$393.6	$747.3	$762.4

Segment Profit
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sealing Products	$29.4	$19.3	$50.2	$43.0
Engineered Products	10.1	12.1	16.3	26.5
Power Systems	9.0	(0.2)	15.7	3.8
	48.5	31.2	82.2	73.3

Segment Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sealing Products	12.3%	7.5%	10.8%	8.8%
Engineered Products	12.8%	14.2%	10.3%	15.5%
Power Systems	12.9%	N/A	12.4%	3.6%
	12.5%	7.9%	11.0%	9.6%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Segment profit	$48.5	$31.2	$82.2	$73.3
Corporate expenses	(7.2)	(8.5)	(16.2)	(17.2)
Interest expense, net	(4.2)	(7.1)	(8.7)	(14.9)
Other expense, net	(2.2)	(1.8)	(4.5)	(2.6)
Income before income taxes	34.9	13.8	52.8	38.6
Income tax expense	(11.0)	(3.9)	(15.8)	(16.1)
Net income	$23.9	$9.9	$37.0	$22.5

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted
Diluted Earnings Per Share (Unaudited)

For the Quarters and Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2019				2018
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Net income	$23.9	20.8	$1.15		$9.9	21.1	$0.47
Income tax expense	11.0				3.9
Income before income taxes	34.9				13.8
Adjustments:
Restructuring costs	1.0				6.5
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.3				1.7
Pension expense (income) (non-service cost)	0.9				(0.5)
Other	1.5				0.2
Adjusted income before income taxes	38.6				21.7
Adjusted income tax expense	(11.2)				(6.3)
Adjusted net income	$27.4	20.8	$1.32	**	$15.4	21.1	$0.72	**

	Six Months Ended June 30,
	2019				2018
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Net income	$37.0	20.8	$1.78		$22.5	21.3	$1.05
Income tax expense	15.8				16.1
Income before income taxes	52.8				38.6
Adjustments:
Restructuring costs	2.3				6.8
Environmental reserve adjustments and other costs associated with previously disposed businesses	1.2				1.7
Pension expense (income) (non-service cost)	1.5				(1.1)
Other	2.0				1.0
Adjusted income before income taxes	59.8				47.0
Adjusted income tax expense	(17.3)				(13.6)
Adjusted net income	$42.5	20.8	$2.04	**	$33.4	21.3	$1.56	**
Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The restructuring costs, environmental reserve adjustments and other costs associated with previously disposed businesses, and pension (non-service cost) are included as part of other operating expense and other expense. The other costs are included in selling, general, and administrative and other operating expenses.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 29.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

** Adjusted diluted earnings per share.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars)

	Quarter Ended June 30, 2019
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$29.4	$10.1	$9.0	$48.5
Acquisition expenses	1.4	0.1	—	1.5
Restructuring costs	0.6	0.3	—	0.9
Depreciation and amortization expense	12.8	3.4	2.0	18.2
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$44.2	$13.9	$11.0	$69.1
Adjusted segment EBITDA margin	18.5%	17.6%	15.8%	17.9%

	Quarter Ended June 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$19.3	$12.1	$(0.2)	$31.2
Restructuring costs	6.2	0.1	0.2	6.5
Depreciation and amortization expense	13.1	4.0	1.3	18.4
Adjusted segment EBITDA	$38.6	$16.2	$1.3	$56.1
Adjusted segment EBITDA margin	15.1%	19.0%	2.4%	14.3%

	Six Months Ended June 30, 2019
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$50.2	$16.3	$15.7	$82.2
Acquisition expenses	1.5	0.5	—	2.0
Restructuring costs	1.4	0.5	—	1.9
Depreciation and amortization expense	24.8	7.0	3.8	35.6
Adjusted segment EBITDA	$77.9	$24.3	$19.5	$121.7
Adjusted segment EBITDA margin	16.8%	15.3%	15.3%	16.3%

	Six Months Ended June 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$43.0	$26.5	$3.8	$73.3
Restructuring costs	6.2	0.4	0.2	6.8
Depreciation and amortization expense	26.1	8.0	2.6	36.7
Adjusted segment EBITDA	$75.3	$34.9	$6.6	$116.8
Adjusted segment EBITDA margin	15.4%	20.4%	6.2%	15.3%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

For the Quarters and Six Months Ended June 30, 2019 and 2018
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$23.9	$9.9	$37.0	$22.5
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Interest expense, net	4.2	7.1	8.7	14.9
Income tax expense	11.0	3.9	15.8	16.1
Depreciation and amortization expense	18.2	18.4	35.6	36.7
EBITDA	57.3	39.3	97.1	90.2
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):
Restructuring costs	1.0	6.5	2.3	6.8
Environmental reserve adjustment and other costs associated with previously disposed businesses	0.3	1.7	1.2	1.7
Pension expense (income) (non-service cost)	0.9	(0.5)	1.5	(1.1)
Other	1.5	0.2	2.0	1.0
Adjusted EBITDA	$61.0	$47.2	$104.1	$98.6

*	Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026.

Supplemental disclosure: For the six months ended June 30, 2019, approximately 45% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026